Exhibit 99.1

Synaptogenix Announces $14.0 Million Private Placement

•	Fully Funds Phase 2 Alzheimer’s Disease Trial Being Conducted in Partnership with The National Institutes of Health
•	Provides Pathway for Strategic Partnerships on Other Indications

NEW YORK, January 21, 2021 /PRNewswire/ -- Synaptogenix, Inc. (the “Company” or Synaptogenix) (OTCQX: SNPX), formerly Neurotrope Bioscience, Inc., announced today that it has entered into definitive securities purchase agreements with accredited investors to raise approximately $14.0 million in a private placement of common stock and warrants exercisable for common stock. In the private placement, the Company has agreed to sell shares of its common stock at a purchase price of $1.50 per share, one-year warrants to purchase an equal number of the Company’s shares of common stock at an exercise price of $2.1275 and five-year warrants to purchase an equal number of the Company's shares of common stock at an exercise price of $1.725 per share. The private placement is being led by new and existing investors. The closing of the private placement is subject to the satisfaction of customary closing conditions.

The Company intends to use the proceeds from the private placement to complete its current Phase 2 clinical trial for Alzheimer’s disease (“AD”), possible additional future AD trials, the use of Bryostatin for other possible indications, and for general corporate purposes.

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock and the shares of common stock underlying the warrants purchased in the private placement.

Katalyst Securities acted as lead placement agent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Synaptogenix, Inc.

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, for advanced Alzheimer's disease, and preclinical studies for rare diseases such as Fragile X syndrome, Niemann-Pick Type C disease, and Rett syndrome, multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the anticipated use of proceeds from the private placement, the Phase 2 study and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact information:

Investors and Media

Neil Cataldi
ncataldi@synaptogen.com

Robert Weinstein
Chief Financial Officer
Synaptogenix, Inc.
rweinstein@synaptogen.com